UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 18, 2024
Astec Industries, Inc.
(Exact name of registrant as specified in its charter)

Tennessee	001-11595	62-0873631
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1725 Shepherd Road, Chattanooga, Tennessee 37421
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (423) 899-5898

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	ASTE	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 18, 2024, the Board of Directors of Astec Industries, Inc. (the "Company") approved and adopted the Astec Industries, Inc. Executive and Key Employee Severance Plan (the "Severance Plan"), which provides for severance payments and benefits to certain key employees of the Company in the event their employment is involuntarily terminated under certain circumstances. Under the Severance Plan, participants are grouped into two tiers of benefits, as selected and designated by the Compensation Committee. Along with other key employees, the Committee designated the following named executive officers to participate in the Severance Plan: Jaco van der Merwe, as a Tier I Participant; and Brian Harris, Michael Norris and Ben Snyman, as Tier II Participants.

Under the Severance Plan, if a participating executive's employment is terminated by the Company without cause or by the participant for good reason (as such terms are defined in the Severance Plan), and the termination does not occur within the 24-month period following a change in control of the Company, the participant will be entitled to certain severance payments and benefits ("Regular Severance Benefits"). The Regular Severance Benefits include cash payments of the following amounts: (1) a pro rata annual bonus based on the lesser of target or actual level of achievement of all relevant performance measures (but only if the termination date occurs during the second half of a fiscal year), (2) a severance payment equal to 2.0 times, in the case of a Tier I Participant, or 1.0 times, in the case of a Tier II Participant, the participant's base salary and target annual bonus, and (3) a payment equal to the Company's cost to provide group health benefits to the participant for 24 months, in the case of a Tier I Participant, or 12 months, in the case of a Tier II Participant (based on group health benefits sponsored by the Company and maintained by the participant as of the termination date). In addition, a pro rata portion of the participant's outstanding performance-based stock awards for which at least 12 months of the relevant performance period has elapsed as of the termination date will be deemed vested and earned based on the lesser of target or actual level of achievement of all relevant performance measures as of the end of the regular performance period. The participant will also be eligible for up to $10,000 of outplacement services for 12 months following the termination date.

If a participating executive's employment is terminated by the Company without cause or by the participant for good reason, and the termination occurs within the 24-month period following a change in control of the Company, the participant will be entitled to certain severance payments and benefits ("Change in Control Severance Benefits"). The Change in Control Severance Benefits include lump sum cash payments of the following amounts: (1) a pro rata target annual bonus, (2) a severance payment equal to 3.0 times, in the case of a Tier I Participant, or 2.0 times, in the case of a Tier II Participant, the participant's base salary and target annual bonus, and (3) a payment equal to the Company's cost to provide group health benefits to the participant for 36 months, in the case of a Tier I Participant, or 24 months, in the case of a Tier II Participant (based on group health benefits sponsored by the Company and maintained by the participant as of the termination date). In addition, all of the participant's outstanding stock options, restricted stock units and other stock awards with time-based vesting restrictions will become vested and exercisable, and the level of achievement of all performance goals relating to the participant's outstanding performance-based stock awards will be based on an assumed level of achievement at "target" level. The participant will also be eligible for up to $25,000 of outplacement services for 12 months following the termination date.

As a condition to receiving Regular Severance Benefits or Change in Control Severance Benefits, a participant must enter into a restrictive covenant agreement that includes non-competition, customer non-solicitation and employee non-recruitment provisions, that will apply for a period of 12 months, in the case of a Tier I Participant, or eight months, in the case of a Tier II Participant, following the participant's termination of employment.

Upon acknowledgment by a named executive officer of his participation in the Severance Plan, any existing individual employment or severance agreement between the Company and such named executive officer will terminate.

The foregoing summary of the Severance Plan is qualified in its entirety by reference to the full text of the Severance Plan, a copy of which is filed as Exhibit 10.1 hereto, and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits
(d)Exhibits

10.1	Astec Industries, Inc. Executive and Key Employee Severance Plan
104	Cover Page Interactive Data File embedded within the Inline XBRL document

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Astec Industries, Inc.

Date: December 19, 2024	By:	/s/ Edward T. Gilbert Jr.
Edward T. Gilbert Jr.
General Counsel & Corporate Secretary